                                                                     Exhibit 3.1

                                    AMENDED

                                      AND

                                   RESTATED

                           ARTICLES OF INCORPORATION

                                      OF


                                CHEMFIRST INC.


                                  ARTICLE I.


     The corporate title of this corporation is:    ChemFirst Inc.

                                  ARTICLE II.

     The names and post office addresses of the incorporators are:

     NAME                                     POST OFFICE ADDRESS
     ----                                     -------------------
     William R. Jordan                        P.O. Box 1249
                                              700 North Street
                                              Jackson, Mississippi  39205

     Ann R. Moeller                           P.O. Box 1249
                                              700 North Street
                                              Jackson, Mississippi  39205

                                 ARTICLE III.

     The authorized capital stock is as follows:

COMMON STOCK:

     The total amount of the authorized capital stock of the corporation is one hundred million (100,000,000) shares with a par value of ONE AND NO/100 DOLLARS ($1.00) per share.

     The common stock of the corporation shall be issued in such amounts and shall be sold at such price or prices, not less than par, as the Board of Directors may from time to time and at any time determine.

     Dividends upon common stock shall be payable as and when declared by the Board of Directors in their discretion.

     The voting privileges of the shares of common stock shall be: Each share of common stock shall be entitled to one vote in the election of directors and in all other matters upon which stockholders are entitled to vote. Votes shall not be cumulated in elections of directors.

PREFERRED STOCK:

     The total amount of authorized preferred stock of the corporation is twenty million (20,000,000) shares.

     The preferred stock of the corporation shall be issued in such form, class, series or amounts and shall be sold at such price or prices, not less than par, as the Board of Directors may from time to time at any time determine.

     Dividend, conversion rates, conversion prices, par value, voting privileges, redemption prices, maturity dates, and any other terms and conditions relative to the issuance of preferred stock will be determined by the Board of Directors in their discretion.

Convertible Preferred Stock

     The following terms and conditions govern certain series of convertible preferred stock of the corporation set forth below:

     Designation of Each Series:    Issuable Upon Conversion Of:

     1987-A Series Convertible      1987-A Series Convertible
          Preferred Stock                Subordinated Debentures

     1988-A Series Convertible      1988-A Series Convertible
          Preferred Stock                Subordinated Debentures

     1988-1 Series Convertible      1988-1 Series Convertible
          Preferred Stock                Subordinated Debentures

     1989-A Series Convertible      1989-A Series Convertible
          Preferred Stock                Subordinated Debentures

     1989-1 Series Convertible      1989-1 Series Convertible
          Preferred Stock                Subordinated Debentures

     1989-2 Series Convertible      1989-2 Series Convertible
          Preferred Stock                Subordinated Debentures

     1990-1 Series Convertible      1990-1 Series Convertible
          Preferred Stock                Subordinated Debentures

     1990-2 Series Convertible      1990-2 Series Convertible
          Preferred Stock                Subordinated Debentures

     1991-1 Series Convertible      1991-1 Series Convertible
          Preferred Stock                Subordinated Debentures

     1991-2 Series Convertible      1991-2 Series Convertible
          Preferred Stock                Subordinated Debentures

     1992-1 Series Convertible      1992-1 Series Convertible
          Preferred Stock                Subordinated Debentures

     1994-1 Series Convertible      1994-1 Series Convertible
          Preferred Stock                Subordinated Debentures


     The above series of preferred stock of the corporation shall be available for issuance solely upon conversion of applicable series of convertible subordinated debentures, which, in turn, will be available for issuance in accordance with and upon exercise of certain options, all of which have been granted pursuant to the corporation's 1980 Long-Term Incentive Plan or 1988 Long-Term Incentive Plan, entitling the holders thereof to purchase such series of debentures (the applicable date of grant of the aforementioned options being referred to as the "Original Grant Date"). Each series of convertible preferred stock shall consist of the number of shares as follows:


Series                       Number of Shares
------                       ----------------
1987-A Series Convertible          97,000
Preferred Stock

1988-A Series Convertible         156,000
Preferred Stock

1988-1 Series Convertible          11,000
Preferred Stock

1989-A Series Convertible         103,000
Preferred Stock

1989-1 Series Convertible          45,000
Preferred Stock

1989-2 Series Convertible          11,000
Preferred Stock

1990-1 Series Convertible         138,000
Preferred Stock

1990-2 Series Convertible          11,000
Preferred Stock

1991-1 Series Convertible         155,000
Preferred Stock

1991-2 Series Convertible          11,000
Preferred Stock

1992-1 Series Convertible          11,000
Preferred Stock

1994-1 Series Convertible           1,000
Preferred Stock

     The rights, preferences and other terms and conditions of each series of convertible preferred stock shall be as follows:

     1. PAR VALUE. The par value for each series of convertible preferred stock shall be $1.00 per share.

     2. DIVIDENDS. The holders of record of shares of series convertible preferred stock shall be entitled to receive, out of funds legally available therefor, cash dividends at the rate of $.05 per share per quarter. All dividends payable hereunder shall be payable quarterly or otherwise as the Board of Directors may from time to time determine when and as declared by the Board of Directors. The right to such dividends on shares of series convertible preferred stock shall not be cumulative and no right shall accrue to the holders of such shares by reason of the fact that dividends on such shares are not declared in any prior year. The holders of shares of series convertible preferred stock shall be entitled to no other cash dividends in excess of the dividends at said rate.

     3. REDEMPTION. Shares of each series of convertible preferred stock may be redeemed, in whole or in part, at the option of the corporation by vote of its Board of Directors, at any time or from time to time, at a redemption price per share equal to the "Purchase Price," as defined below, plus an amount equal to all dividends declared but unpaid at the date fixed for redemption, and such price, plus such dividends, is herein-after referred to as the "Redemption Price." The Purchase Price per share shall be the market value, as determined by the Board of Directors, of one share of the corporation's Common Stock on the Original Grant Date.

     In case of the redemption of only a part of any outstanding series convertible preferred stock, this corporation shall designate by lot the shares to be redeemed or shall effect such redemption pro rata.

     Not more than 60 days, but at least 20 days prior to the date fixed for redemption, a written notice shall be mailed to each holder of record of each series of convertible preferred stock whose shares are to be redeemed, by certified mail with postage prepaid, addressed to each such holder at his address as shown on the records of the corporation (a) notifying each holder of the election of the corporation to redeem such shares, (b) stating the date fixed for redemption thereof, (c) setting forth the Redemption Price, and (d) stating the place at which each such holder may obtain payment of the Redemption Price upon surrender of his share certificates.

     On or after the date fixed in such notice of redemption, each holder of the series convertible preferred stock to be redeemed shall present and surrender his certificate or certificates representing such stock to this corporation at a place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In case less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the date fixed in any such notice as the date of redemption, unless default is made in the payment of the Redemption Price, all rights of the holders thereof as shareholders of the corporation, except the right to receive the Redemption Price, shall cease and determine, and such shares shall not thereafter be transferred on the books of the corporation, and such stock shall not be deemed to be outstanding for any purpose whatsoever.

     The corporation may at its option at any time after such notice of redemption has been given, deposit a sum sufficient to redeem, on the date fixed for redemption, the shares of each series of convertible preferred stock called for redemption and not yet redeemed with a bank or trust company in Mississippi, as a trust fund for the benefit of the respective holders of the shares designated for redemption, and such deposit, from and after the date fixed for redemption, shall constitute full payment of the Redemption Price of the shares to the holders thereof and shall be conclusive evidence that no default shall be made in the payment of the Redemption Price as to such shares.

     Shares of a series of convertible preferred stock redeemed by the corporation shall not thereafter be disposed of as shares of such series, but upon acceptance by the Secretary of State of Mississippi for filing of a statement of cancellation relating to the redeemed shares, such shares shall become authorized and unissued shares of preferred stock which may be designated as shares of any other series.

     4. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the corporation, the holders of any shares of any series of convertible preferred stock outstanding shall be entitled to receive, or to have deposited in trust for them as provided in Section 3 hereof, out of assets of the corporation, before any distribution of any assets shall be made to the holders of Common Stock or other shares junior to the series of convertible preferred stock as to distribution of assets, an amount which shall be equal to the Purchase Price, as defined above, for such shares plus declared but unpaid dividends thereon. After the holders of any series convertible preferred Stock shall have received such amount, they shall not participate in any remaining assets and surplus funds of the corporation.

     If the amounts which the holders of any shares of a particular series of convertible preferred stock, and any other series of preferred stock of the corporation ranking equally thereto as to distribution of assets with the such shares, are entitled to receive in such events are not paid, or deposited in trust, in full, the shares of that particular series of convertible preferred stock and of such other series shall share ratably in any distribution of assets in accordance with the amounts which would be payable on such distribution if all amounts to which the holders of the particular series of convertible preferred stock and of each such series are entitled were paid, or deposited in trust, in full.

     Neither the merger of the corporation with or into any other corporation nor the sale of all or substantially all of its assets shall be deemed a dissolution, liquidation or winding up of the corporation within the meaning of this Section.

     5. CONVERSION RIGHTS. The holders of shares of series convertible preferred stock shall have conversion rights as follows:

          (a) Shares of any series of convertible preferred stock shall be convertible, at the option of the respective holders thereof, at the office of the corporation into fully paid and nonassessable shares of Common Stock of the corporation, as follows:

               (i) The number of shares of Common Stock into which a share of any series of convertible preferred stock is to be converted shall be determined by multiplying one share times the "Conversion Multiplier," as described below. On the "Original Grant Date," as defined above, the Conversion Multiplier shall be one, and unless and until the Conversion Multiplier is adjusted as provided below, each share of any series of convertible preferred stock shall be convertible into one share of Common Stock.

               (ii) In the event of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change in corporate structure which in the judgment of the Board of Directors materially affects the value of the Common Stock subsequent to the Original Grant Date, the Board of Directors shall determine the appropriate adjustments, if any, to the number of shares of Common Stock issuable upon conversion of convertible preferred stock under the preceding subsection.

          (b) Before any holder of any shares of series convertible preferred stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation and shall give written notice to the corporation that he elects to convert the same and shall state in writing therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. If the holder fails to specify the name in which certificates are to be issued, they shall be issued in his name. The corporation, as soon as practicable thereafter, shall issue and deliver at such office to such holder of shares of series convertible preferred stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of series convertible preferred stock to be converted (or, in the event of a proposed redemption and if the corporation so allows, on the date of receipt of satisfactory notice of conversion if certificates of the series convertible preferred stock so converted are thereafter delivered to the corporation within 30 days), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

          (c)  In case:

               (i) the corporation shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, other than ordinary cash dividends; or

               (ii) the corporation shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

               (iii) of any capital reorganization of the corporation, reclassification of the capital stock of the corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the corporation with or into another corporation, or conveyance of all or substantially all of the assets of the corporation into another corporation; or

               (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the corporation, then the corporation shall cause to be mailed to the holders of record of series convertible preferred stock or any security convertible into series convertible preferred stock at their last addresses as they shall appear on the records of the corporation, at least 20 days (or 10 days in any case specified in clauses (1) and (2) above) prior to the applicable record date hereinafter specified, a notice stating (1) the date on which a record is to be taken for the purpose of such dividend or distribution of rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record would be entitled to such dividend or distribution of rights, or (2) the date on which such capital reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up.

          (d) The corporation will at all times reserve and keep available out of its authorized Common Stock and/or shares of its Common Stock then owned or held by or for the account of the corporation, solely for the purpose of delivery upon conversion of shares of series convertible preferred stock, such number of shares of Common Stock as shall then be deliverable upon the conversion of all outstanding or potentially issuable shares of series convertible preferred stock. All shares of Common Stock which shall be so deliverable shall be duly and validly issued and fully paid and nonassessable.

          (e) If any shares of Common Stock required to be reserved for purposes of conversion of series convertible preferred stock require registration with or approval of any governmental authority under any federal or state law, or listing upon any national securities exchange, before such shares may be issued upon conversion, the corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered, approved or listed, as the case may be.

          (f) The corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of each series of convertible preferred stock pursuant hereto. The corporation shall not, however, be required to pay any tax which may be pay-able in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of series convertible preferred stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

          (g) No fractional shares of Common Stock shall be issued upon the conversion of shares of series convertible preferred stock. If any fractional interest in a share of Common Stock would, except for the provisions of the Subsection, be deliverable upon the conversion of shares of series convertible preferred stock, the corporation shall, in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such surrendered shares of series convertible preferred stock of an amount in cash equal (computed to the nearest cent) to the current market value of such fractional interest, as determined in good faith by the Board of Directors of the corporation.

     6. VOTING RIGHTS. Except as provided by law or as provided above, the holders of any series convertible preferred stock shall not be entitled to notice of stockholders' meetings or to vote upon the election of directors or upon any other matter.

Series X Junior Participating Preferred Stock
---------------------------------------------

     The following information, terms and conditions relate to the Series X Junior Participating Preferred Stock:

     1. Designation and Amount. The shares of such series shall have par value of $1.00 per share and shall be designated as "Series X Junior Participating Preferred Stock" and the number of shares constituting such series shall be 1,000,000.

     2.  Dividends and Distributions.

     (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series X Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series X Junior Participating Preferred Stock shall be entitled to receive, when, as an if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash (1) on the nineteenth business day after the first working day of the last month in each quarter (based on a calendar year), except in the quarter in which the annual meeting is held, in which case on the (2) nineteenth business day after the last day of the quarter, in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") after the first issuance of a share or fraction of a share of Series X Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $6.00 or
     (b) subject to the
     provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series X Junior Participating Preferred Stock. In the event the corporation shall at any time after October 30, 1996 (the "Rights Declaration Date")
     (i) declare any dividend on Common Stock payable in shares of Common Stock,
     (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series X Junior Participating Preferred Stock were entitled immediately prior to such event under clause
     (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The corporation shall declare a dividend or distribution on the Series X Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $6.00 per share on the Series X Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series X Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series X Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series X Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series X Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated prorata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series X Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     3. Voting Rights. The holders of shares of Series X Junior Participating Preferred Stock shall have the following voting rights:

     (A) Each share of Series X Junior Participating Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the corporation.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series X Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

     (C) (i) If at any time dividends on any Series X Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series X Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series X Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

          (ii) During any default period, such voting right of the holders of Series X Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series X Junior Participating Preferred Stock.

          (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C) (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

          (iv) In any default period, the holders of Common Stock, and other classes of stock of the corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by the holders of the class of stock which elected the Director whose office shall become vacant.

          (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law of in the certificate of incorporation or by-laws).

     (D) Except as set forth herein, holders of Series X Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporation action.

     4.   Certain Restrictions.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series X Junior Participating Preferred Stock as provided in
     Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series X Junior Participating Preferred Stock outstanding shall have been paid in full, the corporation shall not

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series X Junior Participating Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as

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                                       15

     to dividends or upon liquidation, dissolution or winding up) with the Series X Junior Participating Preferred Stock, except dividends paid ratably on the Series X Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series X Junior Participating Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series X Junior Participating Preferred Stock;

          (iv) purchase or otherwise acquire for consideration any shares of Series X Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series X Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this
     Section 3, purchase or otherwise acquire such shares at such time and in such manner.

     5. Reacquired Shares. Any shares of Series X Junior Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution to the conditions and restrictions on issuance set forth herein.

     6.  Liquidation, Dissolution or Winding Up.

     (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to

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                                       16

     dividends or upon liquidation, dissolution or winding up) to the Series X Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series X Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series X Liquidation Preference"). Following the payment of the full amount of the Series X Liquidation Preference, no additional distributions shall be made to the holders of shares of Series X Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series X Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series X Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series X Junior Participating Preferred Stock and Common Stock, respectively, holders of Series X Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series X Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series X Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     (C) In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series X Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     7. No Redemption. The shares of Series X Junior Participating Preferred Stock shall not be redeemable.

     8. Ranking. The Series X Junior Participating Preferred Stock shall rank junior to all other series of the corporation's Preferred Stock, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     9. Amendment. The Amended and Restated Articles of Incorporation of the corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series X Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series X Junior Participating Preferred Stock, voting separately as a class.

     10. Fractional Shares. Series X Junior Participating Preferred Stock, may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series X Junior Participating Preferred Stock.


                                  ARTICLE IV.

     The Board of Directors shall be divided into three groups which shall be as nearly equal as may be possible. At each annual stockholders meeting the successors of the group of directors whose terms expire in that year shall be elected to hold office for a term of three years, so that the term of office of one group of directors shall expire each year; provided, however, that the term of office of the directors of each group shall continue until the election and qualification of the successors to the directors of such group. After the division of directors into groups, any additional directors who may be elected as provided in the bylaws shall be assigned to the various groups so as to maintain the number in each group as nearly equal as possible.


                                  ARTICLE V.

          (A) Notwithstanding this provision of the Amended and Restated Articles of Incorporation, except as set forth in paragraph (B) of this Article, the affirmative vote or consent of the holders of not less than four-fifths of the outstanding shares of stock of this corporation entitled to vote in elections of directors shall be required:

          (1) to adopt any agreement for, or to approve, the merger or consolidation of the corporation with or into any other person (as hereinafter defined),

          (2) to authorize any sale, transfer or exchange to any other person of all or substantially all of the assets of the corporation, or,

          (3) to authorize the issuance or transfer by the corporation or any subsidiary of any voting securities of the corporation in exchange or payment for the securities or assets of any other person, if such authorization is otherwise required by law or by agreement between the corporation and any national securities exchange or by any other agreement to which the corporation is a party.

          (B) The provisions of paragraph (A) of this Article shall not apply, and the provisions of Mississippi law shall apply, to (1) any transaction described therein if the Board of Directors by resolution shall have approved by two-thirds vote of all directors a memorandum of understanding with such other person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith; or
     (2) any transaction described therein if such other person is a corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the corporation or its subsidiaries.

          (C) The affirmative vote or consent of the holders of not less than four-fifths of the outstanding shares of stock of the corporation entitled to vote in elections of directors shall be required for the adoption of any plan for the dissolution of the corporation if the Board of Directors shall not have, by resolution adopted by two-thirds vote of all directors, recommended to the stockholders the adoption of such plan for dissolution of the corporation. If the Board of Directors shall have so recommended to the stockholders such plan for dissolution of the corporation, the provisions of Mississippi law shall apply.

          (D)  For the purposes of this Article,

          (1) a "subsidiary" is any corporation more than 49 percent of the voting securities of which are owned, directly or indirectly by the corporation;

          (2)  a "person" is any individual, corporation, or other entity.

          (E) The Board of Directors shall have the power and duty to determine, for purposes of this Article, on the basis of information known to such Board, whether a proposed transaction is substantially consistent with any memorandum of understanding of the character referred to in paragraph (B) of this Article.

          Any such determination shall be conclusive and binding for all purposes of this Article.


                                  ARTICLE VI.

          Any or all of the directors of the corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the corporation then entitled to vote generally in the election of directors, considered for purposes of this Article VI as one class.

                                  ARTICLE VII.

          The corporation shall hold a special meeting of shareholders (1) on call of its Board of Directors or the Chief Executive Officer; or (2) if the holders of at least twenty percent (20%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation's secretary one or more written demands for the meeting, describing the purpose or purposes for which it is to be held. Special meetings of the shareholders of the corporation may not be called by any other person or persons.


                                 ARTICLE VIII.

          The bylaws of the corporation may only be adopted, repealed, altered or amended by (1) action by the Board of Directors consistent with the terms of the bylaws, or (2) the favorable vote of two-thirds of the outstanding voting stock of the corporation entitled to vote thereon, unless a higher shareholder vote is expressly required by the bylaws for the adoption, repeal, alteration or amendment of any provision thereof.


                                  ARTICLE IX.

          Notwithstanding this provision of the Amended and Restated Articles of Incorporation and any provisions of the bylaws of the corporation, no amendment to the Amended and Restated Articles of Incorporation shall amend, modify, or repeal any or all of the provisions of Article IV,
     Article V, Article VI, Article VII, Article VIII or this Article IX of the Amended and Restated Articles of Incorporation, unless so adopted by the affirmative vote or consent of the holders of not less than four-fifths of the outstanding shares of stock of the corporation entitled to vote in elections of directors; provided, however, that in the event the Board of Directors of the corporation shall by resolution adopted by two-thirds of all directors recommend to the stockholders the adoption of any such amendment, the stockholders of record holding two-thirds of the outstanding shares of stock of the corporation, entitled to vote in elections of directors may amend, modify, or repeal Article IV, Article V, Article VI, Article VII, Article VIII and Article IX.

                                   ARTICLE X.

The corporation shall not be subject to the provisions of the Mississippi Control Share Act, Miss. Code Ann. Section 79-27-1, et seq.

                                  ARTICLE XI.

          A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) of the types set forth in Section 79-4-8.33 of the Mississippi Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit. These provisions of this Article shall not apply with respect to acts or omissions occurring prior to the effective date of this Article.

          Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

          If the Mississippi Business Corporation Act hereinafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein shall be limited to the fullest extent permitted by the amended Mississippi Business Corporation Code.

          In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

          For purposes of this Article the term "corporation" includes this corporation and any domestic or foreign predecessor entity of the corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction or in which all or part of the predecessor's operating assets were transferred to this corporation upon consummation of the transaction.